SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

                             -----------------------


                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): August 13, 2002


                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



           Delaware                      1-9494                   13-3228013
 (State or other jurisdiction of  (Commission File Number)     I.R.S. Employer
         incorporation)                                   Identification Number)


   727 Fifth Avenue, New York, New York                             10022
 (Address of principal executive offices)                         (Zip Code)




Registrant's telephone number, including area code:  (212) 755-8000

Item 5. Other Events.

     On August 13, 2002, Registrant issued the following press release reporting second quarter results for the period ended July 31, 2002; earnings in line with expectations.

NEW YORK, August 13, 2002 - Tiffany & Co. (NYSE-TIF) reported today that its net sales rose 1 percent and net earnings declined 9 percent in the three months (second quarter) ended July 31, 2002. These results are consistent with the Company's previously published guidance.

In the second quarter, net sales were $374,427,000 compared with $371,301,000 in the prior year. On a constant exchange rate basis that excludes translation effects between foreign currencies and the U.S. dollar, net sales increased nil percent and comparable store sales declined 5 percent. Net earnings declined 9 percent to $32,714,000, or 22 cents per diluted share, from $36,052,000, or 24 cents per diluted share, in the prior year.

For the six-month period (first half) ended July 31, 2002, net sales of $721,556,000 were 2 percent higher than $707,702,000 in the prior year. On a constant exchange rate basis, net sales increased 3 percent and comparable store sales declined 2 percent. Net earnings declined 2 percent to $65,423,000, or 44 cents per diluted share, compared with $66,814,000, or 44 cents per diluted share.

Results in Tiffany's three channels of distribution were as follows:

o U.S. Retail sales rose 1 percent to $187,218,000 in the second quarter and increased 2 percent to $352,888,000 in the first half. Comparable store sales declined 2 percent in the second quarter (branch stores declined nil percent and the New York flagship store declined 6 percent) and declined nil percent in the first half (branch stores rose 1 percent and the New York flagship store declined 4 percent). Comparable store sales in the second quarter were primarily affected by a decline in the average transaction size. Sales to foreign tourists in certain markets also declined. The Company opened two U.S. stores in the second quarter in Bellevue, Washington and East Hampton, New York.

o International Retail sales declined 1 percent to $148,462,000 in the second quarter and declined nil percent to $296,100,000 in the first half. On a constant exchange rate basis, sales declined 3 percent in the second quarter and rose 2 percent in the first half. On that basis, comparable retail store sales in the second quarter and first half declined 13 percent and 7 percent in Japan (total retail sales in Japan declined 6 percent in the quarter and were unchanged in the first half), increased nil percent and 3 percent in other Asia-Pacific markets and declined 10 percent and 8 percent in Europe. This year, the Company has opened department store boutiques in Japan (2), Korea and Taiwan.

o Direct Marketing sales rose 12 percent to $38,747,000 in the second quarter and rose 11 percent to $72,568,000 in the first half. In those respective periods, combined catalog/internet sales rose 27 percent and 32 percent, while Business sales declined 5 percent and 8 percent.

Michael J. Kowalski, president and chief executive officer, said, "These sales results reflect challenging external conditions in the U.S. and in many international markets. However, we are pleased to be maintaining strong levels of profitability, due to increased gross margins and expense control efforts. I am extremely proud of Tiffany's employees and of their ability to weather this difficult environment, while continuing to pursue our long-term growth objectives. The appeal of Tiffany's extraordinary product offerings remains very strong and we look forward to enhancing our leadership position with important new product introductions, supported by increased marketing communications, in the coming months."

Mr. Kowalski added, "It is obviously extremely early in the third quarter, but we have seen recent improvement in comparable store sales in our two largest markets. Consistent with the expectation of many economists that the uncertain near-term outlook will soon be followed by more favorable conditions, as well as easing year-over-year comparisons to the prior year, our internal review leads us to maintain our recent expectations that call for improving comparable store sales trends in the U.S. and Japan in the second half of 2002. We are also maintaining our net earnings per diluted share expectations that call for: 18-20 cents in the third quarter (compared with 16 cents); and 64-67 cents in the fourth quarter (compared with 55 cents). Tiffany faces this environment with a strong balance sheet, an experienced worldwide management team and enthusiasm about our growth potential."

The Company also announced that it had repurchased and retired 600,000 shares of its Common Stock in the open market during the second quarter at an average cost of $28.71 per share. The Company has approximately $41 million available for future repurchases under its authorized plan.

The Company will host a conference call today at 8:30 a.m. (EST) to review its second quarter results and outlook. Interested parties may listen to a broadcast on the Internet at www.shareholder.com/tiffany, www.vcall.com or www.streetevents.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations for sales, margins and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2001 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.


                                      # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                               Three months                            Six months
                                                                ended July 31,                        ended July 31,
                                                  -----------------------------------   --------------------------------------
                                                             2002              2001                2002               2001
                                                      -------------     -------------       ---------------    ---------------
Net sales                                          $       374,427  $        371,301     $         721,556  $         707,702

Cost of sales                                              154,620           155,430               295,334            301,691
                                                      -------------     -------------       ---------------    ---------------

Gross profit                                               219,807           215,871               426,222            406,011

Selling, general and administrative expenses               160,729           150,201               308,578            291,120
                                                      -------------     -------------       ---------------    ---------------

Earnings from operations                                    59,078            65,670               117,644            114,891

Other expenses,  net                                         4,554             5,581                 8,606              3,534
                                                      -------------     -------------       ---------------    ---------------

Earnings before income taxes                                54,524            60,089               109,038            111,357

Provision for income taxes                                  21,810            24,037                43,615             44,543
                                                      -------------     -------------       ---------------    ---------------

Net earnings                                       $        32,714  $         36,052     $          65,423  $          66,814
                                                      =============     =============       ===============    ===============


Net earnings per share:

  Basic                                            $          0.22  $           0.25     $            0.45  $            0.46
                                                      =============     =============       ===============    ===============

  Diluted                                          $          0.22  $           0.24     $            0.44  $            0.44
                                                      =============     =============       ===============    ===============


Weighted average number of common shares:

  Basic                                                    145,780           146,042               145,607            145,979
  Diluted                                                  149,727           151,752               149,824            151,509



                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                              July 31,           January 31,              July 31,
                                                                  2002                  2002                  2001
                                                     ------------------    ------------------    ------------------
ASSETS
Current assets:
Cash and cash equivalents                             $        191,326      $        173,675      $        112,730
Accounts receivable, net                                        87,565                98,527                92,077
Inventories, net                                               689,732               611,653               667,799
Deferred income taxes                                           48,957                41,170                36,037
Prepaid expenses and other current assets                       34,367                26,826                38,564
                                                         --------------        --------------        --------------

Total current assets                                         1,051,947               951,851               947,207

Property, plant and equipment, net                             573,475               525,585               473,107
Deferred income taxes                                            5,415                 4,560                 4,446
Other assets, net                                              146,519               147,872               152,807
                                                         --------------        --------------        --------------

                                                      $      1,777,356      $      1,629,868      $      1,577,567
                                                         ==============        ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings                                 $         38,313      $         40,402      $         51,294
Current portion of long-term debt                               51,500                51,500                     -
Obligation under capital lease                                       -                     -                40,726
Accounts payable and accrued liabilities                       133,594               134,694               120,774
Income taxes payable                                             9,413                48,997                16,208
Merchandise and other customer credits                          39,196                38,755                36,968
                                                         --------------        --------------        --------------

Total current liabilities                                      272,016               314,348               265,970

Long-term debt                                                 289,210               179,065               235,437
Postretirement/employment benefit obligations                   32,666                29,999                27,926
Other long-term liabilities                                     74,277                69,511                72,186
Stockholders' equity                                         1,109,187             1,036,945               976,048
                                                         --------------        --------------        --------------

                                                      $      1,777,356      $      1,629,868      $      1,577,567
                                                         ==============        ==============        ==============


Certain reclassifications were made to the prior periods' condensed consolidated balance sheets.



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            TIFFANY & CO.


                                      BY:   /s/ Patrick B. Dorsey
                                            ____________________________________
                                            Patrick B. Dorsey
                                            Senior Vice President, Secretary and
                                            General Counsel


Date: August 13, 2002




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